UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 20, 2008

ABC FUNDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-121070	56-2458730
State of Incorporation	Commission File Number	IRS Employer I.D. Number

4606 FM 1960 West, Suite 400, Houston, Texas 77069
Address of principal executive offices

Registrant’s telephone number:  (281) 315-8890

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

On August 20, 2008, ABC Funding, Inc. (the “Company”, “we” or “us”) issued 500 shares of our newly designated Series C Preferred Stock (the “Series C Preferred”) to Alan Gaines, our largest stockholder and a director of the Company, in exchange for the cancellation of a promissory note made by us in favor of Mr. Gaines, in the principal amount of $50,000.  A summary of the Series C Preferred is set forth under Item 5.03 below.

Item 3.02    Unregistered Sales of Equity Securities

In addition to the shares of Series C Preferred issued as set forth under Item 1.02 above, on August 20, 2008 we also issued 500 shares of Series C Preferred Stock to Mr. Gaines for cash consideration of $50,000. The issuance of such shares of Series C Preferred was exempt from the registration requirements of the Securities Act under 4(2) of the Securities Act of 1933, as amended.

Item 5.03    Amendment to Articles of Incorporation

On August 19, 2008, our Board of Directors designated out of our “blank check preferred stock” authorized for issuance under our Articles of Incorporation a series of preferred stock, $.001 par value, having the rights, preferences, powers, restrictions and obligations entitled “Series C Preferred Stock” (the “Series C Preferred”).  The Certificate of Designation with respect to the Series C Preferred was filed with the Secretary of State of Nevada on August 20, 2008 and was effective upon filing. Under the Certificate of Designation, the holder is not entitled to any dividends, preemption, voting, conversion or other rights as a stockholder of our Company.  Upon the closing of a debt or equity financing whereby we realize gross proceeds in excess of $5,000,000, the shares of Series C Preferred will be automatically redeemable by the Company at the rate of $100 for every one (1) share of Series C Preferred being redeemed.  Reference is made to the Certificate of Designation, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by this reference.

Item 9.01                      Financial Statements and Exhibits

Exhibit                  Name of Document

Exhibit 99.1	Certificate of Designation, dated August 20, 2008, with respect to Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2008	ABC FUNDING, INC.

By:  /s/  Carl A. Chase
Name: Carl A. Chase
Title: Chief Financial Officer

Exhibit Index

Exhibit                   Name of Document

Exhibit 99.1	Certificate of Designation, dated August 20, 2008, with respect to Series C Preferred Stock